AMENDMENT NO. 2 TO INDENTURE
THIS AMENDMENT NO. 2, dated as of February 26, 2014 (the “Amendment”), is made to amend the Indenture, dated as of February 27, 2013 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), between TAL ADVANTAGE V LLC, as issuer (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as indenture trustee (the “Indenture Trustee”).
W I T N E S S E T H:
WHEREAS, the Issuer and the Indenture Trustee have previously entered into the Indenture; and
WHEREAS, the parties desire to amend the Indenture in accordance with the provisions of Section 1001 of the Indenture in order to add additional conditions, limitations, and restrictions to be observed by the Issuer with respect to (i) replacement of Eligible Accounts and (ii) the scope of Eligible Investments.
NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1.Defined Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.
Section 2.Amendments to the Indenture. Pursuant to clauses (a)(i) and (a)(iv) of Section 1001 of the Indenture, effective on the date hereof, following the execution and delivery hereof,
The final sentence of paragraph (c) of Section 303 of the Indenture is hereby amended and restated in its entirety as follows:
"If neither of the conditions set forth in clause (A) or clause (B) of the immediately preceding sentence is fulfilled, then all such accounts shall be promptly (and in any case, within thirty days (30) days) relocated to an Eligible Institution, and all actions shall be taken in order to perfect the lien of the Indenture Trustee in each such account."
Clause (i) in the definition of “Eligible Investments” in Appendix A to the Indenture is hereby amended and restated in its entirety as follows:
“    (i) direct obligations fully guaranteed as to the full and timely payment by the United States or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America; provided that notwithstanding the foregoing, the following securities shall not be Eligible Investments: (i) General Services Administration participation certificates; (ii) U.S. Maritime Administration guaranteed Title XI financing; (iii) Financing Corp. debt obligations; (iv) Farmers Home Administration Certificates of Beneficial Ownership; and (v) Washington Metropolitan Area Transit Authority guaranteed transit bonds;"
Clause (vi) in the definition of “Eligible Investments” in Appendix A to the Indenture is hereby amended and restated in its entirety as follows:
"    (vi) money market mutual funds registered under the Investment Company Act of 1940, as amended (including funds for which an Affiliate of the Indenture Trustee is acting as investment advisor), having the highest rating for money market funds by S&P and, if specified in the applicable Series supplement, the equivalent rating by another Rating Agency;"

The definition of “Eligible Investments” in Appendix A to the Indenture is hereby amended and restated by adding the following language at the end of such definition:

"    provided that none of the foregoing obligations or securities shall constitute Eligible Investments if (a) such obligation or security has a qualified rating by S&P (i.e., one with a qualifying suffix), (b) such obligation or security does not have a fixed principal amount due at its maturity and includes any embedded options, unless full payment of principal is paid in cash upon the exercise of the embedded option, (c) payments with respect to such obligations or securities or proceeds of disposition are subject to withholding taxes by any jurisdiction, unless the payor is required to make "gross-up" payments that cover the full amount of any such withholding tax on an after-tax basis, (d) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (e) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action, (f) for clause (i) of the definition of Eligible Investments above, at the time of such investment, the rating of such investment is less than "A-2" by S&P and, if specified in the applicable Series supplement, the equivalent rating by another Rating Agency, or (g) for clause (vi) of the definition of Eligible Investments above, at the time of such investment, the rating of such investment is less than "AAAm" by S&P and, if specified in the applicable Series supplement, the equivalent rating by another Rating Agency."

Section 3.Representations and Warranties. (%3) Each of the parties hereto hereby confirms that each of the representations and warranties set forth in the Indenture made by such party are true and correct as of the date first written above with the same effect as though each had been made by such party as of such date, except to the extent that any of such representations and warranties expressly relate to earlier dates.
(a)    The Issuer hereby confirms that each of the conditions precedent to the amendment to the Indenture set forth in Section 1001 thereof have been, or contemporaneously with the execution of this Amendment will be, satisfied.
Section 4.Effectiveness of Amendment.
(a)    This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)    On and after the execution and delivery hereof, (i) this Amendment shall become a part of the Indenture and (ii) each reference in the Indenture to “this Indenture”, or “hereof”, “hereunder” or words of like import, and each reference in any other document to the Indenture shall mean and be a reference to such Indenture, as amended or modified hereby.
(c)    Except as expressly amended or modified hereby, the Indenture shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.
Section 5.Execution in Counterparts, Effectiveness. This Amendment may be executed by the parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.
Section 6.Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW BUT WITHOUT REFERENCE TO NEW YORK’S CONFLICTS OF LAW PRINCIPLES), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

TAL ADVANTAGE V LLC

By:
Name:
Title:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee
By:
Name:
Title:

1